
Ethan Allen Interiors Inc. (Delaware)
Ownership is 100% unless otherwise indicated
Ethan Allen Global, Inc. (Delaware)
Ethan Allen Retail, Inc. (Delaware)
Ethan Allen (UK) Ltd.
Ethan Allen Operations, Inc. (Delaware)
Lake Avenue Associates, Inc. (Connecticut)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 95%
Cut and Sew Manufacturing Realty, S. de R.L. de C.V (Mexico) 95%
Ethan Allen Realty, LLC (Delaware)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 5%
Cut and Sew Manufacturing Realty, S. de R.L .de C.V. (Mexico) 5%
Ethan Allen (Canada) Inc.
Ethan Allen Carriage House, Inc. (Pennsylvania)
EthanAllen.com (Delaware)
Manor House, Inc. (Delaware)